Exhibit 17.3

Date: September 7, 2007

Brian Bonar, CEO
Dalrada Financial Corporation
9449 Balboa Ave. Suite 210
San Diego, CA 92123

Re:  Resignation

Mr. Bonar,

Please be advised I am resigning as a Board of Director of Dalrada Financial Corporation effective immediately.

Thank you,

/s/ Stanley J. Costello Jr.
____________________
     Stanley J. Costello Jr.